Exhibit 99.1

BioLife Solutions Announces First Quarter 2014 Results and Provides Business Update

BOTHELL, WA— May 8, 2014 —BioLife Solutions, Inc. (NASDAQ: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media and precision thermal shipping products for cells and tissues  (“BioLife” or the “Company”), today announced

Q1 2014 Financial Summary

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Core, proprietary product revenue increased by 47% over the first quarter of 2013, driven by continued adoption of HypoThermosol®, CryoStor® and BloodStor® in the biobanking, drug discovery, and regenerative medicine markets.

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Revenues were $2.1 million in the first quarter of 2014, a decline of 4% from the first quarter of 2013, which included one-time license revenue of $0.6 million. Excluding the impact of the license revenue in 2013, revenue from product sales increased 33% in the first quarter of 2014 compared with the first quarter of 2013.

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Gross margin was 44% in the first quarter of 2014 compared with 52% in the prior period. Excluding the impact of the license revenue that had no corresponding cost, gross margin in the first quarter of 2013 would have been 33%, with year-over-year improvement due to the strong growth in our high margin proprietary product revenue.

●	Operating loss was $0.4 million compared to operating income of $0.2 million in the first quarter of 2013, which included the positive impact of one time license revenue of $0.6 million.

Mike Rice, BioLife’s President & CEO, said, “During the first quarter, in addition to again exceeding $1 million in sales of our proprietary clinical grade biopreservation media products, we completed a transformational set of financial transactions. We have substantially improved our balance sheet by eliminating all debt and closing a $15.4 million equity raise that we believe will provide us with growth capital. We also completed a successful uplisting to the NASDAQ Capital Market®, which we believe will generate increased interest in our stock, allow us to attract more institutional investors and improve liquidity for shareholders. We are currently using some of this capital to expand our sales and marketing teams, attend additional scientific and trade conferences, and launch new organic and externally sourced products and services.”

Other Significant Achievements for the First Quarter of 2014

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The United States Patent and Trademark Office issued the Company a new patent on February 4, 2014. Patent number 8,642,255, titled “MATERIALS AND METHODS FOR HYPOTHERMIC COLLECTION OF WHOLE BLOOD”, includes claims related to hypothermic preservation and storage of whole blood and blood components using the Company’s HypoThermosol cell and tissue storage/shipping medium.

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We announced that Parcell Laboratories has adopted BioLife’s CryoStor clinical grade cell and tissue freeze media for use in future clinical trials of Early Lineage Adult (ELA) stem cell therapies, for which Parcell holds an exclusive worldwide license.

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Adaptimmune Ltd adopted the Company’s CryoStor clinical grade cell and tissue freeze media for use in Adaptimmune’s current phase I/II clinical trial CT Antigen TCR-Engineered T Cells for Myeloma. With this announcement, Adaptimmune joined the growing list of BioLife customers developing adoptive immunotherapies for various cancers. The cancer immunotherapy field was selected by the editors of Science magazine as the Breakthrough of the Year for 2013.

 Contract Manufacturing Services Update and Estimated Impact to 2014 Results

We completed manufacturing products for the most recent purchase order from our contract manufacturing services customer in April 2014. Subsequently, we were informed that this customer does not intend to issue us any significant new purchase orders. We have not received any notice of termination of the manufacturing services agreement nor any breach of performance and we believe that we have met all of the performance requirements in the manufacturing services agreement with this customer.

Since the Company expects no further significant business from this customer and to enable the broadest operating freedom, on May 8, 2014, we provided this customer with notice of termination of the manufacturing services agreement dated December 22, 2011.  The agreement’s termination is anticipated to be effective on or about November 5, 2014, which is 180 days after the date of our notice. The agreement bars us from manufacturing or selling any solution that is approved for clinical use related to the storage and transportation of human organs for a period of two years after termination (the “tail period”). We do not expect the tail period restriction to affect our core proprietary business or our ability to pursue other non-conflicting contract manufacturing opportunities in any way.

We expect to record revenue of approximately $0.1 million related to the remainder of the most recent purchase order in the second quarter of 2014, and no further revenue subsequent to that. Based on our historical run rate of revenue and costs, assuming this customer would have otherwise generated an additional $3 million in contract manufacturing revenue during the year ended December 31, 2014, the loss of this customer is expected to result in a reduction in gross profit of approximately $0.3 million and non-absorption of up to $0.7 million in certain manufacturing overhead costs for the year ending December 31, 2014. The financial effect on the Company of this contract termination may be mitigated if the related overhead costs can be reduced or reallocated to other products, such as our existing or new core products or new contract manufacturing relationships. In contrast, we expect an increase in overall gross margin percentage related to products reflecting the reduction in materials and supplies required to manufacture the contract manufactured product.

Mike Rice commented by stating, “The contract manufacturing relationship with this customer has been a great opportunity for BioLife to utilize the excess manufacturing capacities of our best-in-class Bothell cGMP production facility. While we will continue to pursue new contract manufacturing opportunities as an important component of our business, the primary strategic focus of our resources will be to support of expansion of our core business, such as the successful launch of biologistexSM, our new cloud-based information service for controlled temperature containers for cells and tissues together with SAVSU Technologies, Inc. (“SAVSU”) We are currently working with SAVSU to finalize the financial, technical and legal aspects of the biologistex product line, including whether the products will be owned and marketed by BioLife or by another entity, in which BioLife and SAVSU may hold an interest.  We believe this represents a significant growth opportunity for us.  biologistex is complementary with our proprietary biopreservation media products and we are now recruiting additional sales and marketing professionals to drive adoption of our entire biopreservation tools portfolio.”

2014 Outlook

Management believes that awareness and adoption of the Company’s products will continue to grow. In addition to the Company’s NASDAQ uplisting and debt conversion which have already been achieved, specific corporate goals for 2014 include:

●	Proprietary, core product revenue growth in 2014 of 25%-35% over the prior year.
●	Drive adoption of SAVSU precision thermal shippers for cells and tissues via our recently announced biologistex service.
●	Introduction of new packaging alternatives for our biopreservation media products.
●	Gaining additional regenerative medicine customers.
●	Increased adoption of HypoThermosol in the hair transplantation market.

The Company will host a conference call and live webcast at 4:30 p.m. ET this afternoon. To access the webcast, log on to the Investor Relations page of the BioLife Solutions website at www.biolifesolutions.com. Alternatively, you may access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID:   43687830. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets hypothermic storage and cryopreservation solutions and precision thermal shipping products for cells, tissues, and organs. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements concerning our 2014 outlook, potential revenue growth and market expansion, new products and customers, the potential benefits of our NASDAQ listing, and the timing and potential consequences of the termination of our agreement with ORS and the related tail period provisions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of our products; market volatility; competition; litigation; uncertainty regarding our ability to reduce or reallocate overhead expenses related to ORS; the need to negotiate and execute definitive agreements with SAVSU Technologies, Inc., in order to proceed with the planned biologistex product line; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

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Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com

Statement of Operations

	Three Month Period Ended March 31,
	2014	2013
Revenue
Product sales	$2,065,030	$1,550,845
Licensing revenue	––	609,167
Total revenue	2,065,030	2,160,012
Cost of product sales	1,161,641	1,034,528
Gross profit	903,389	1,125,484
Operating expenses
Research and development	167,287	105,968
Sales and marketing	241,400	202,758
General and administrative	863,743	624,427
Total operating expenses	1,272,430	933,153

Operating income (loss)	(369,041)	192,331

Other income (expenses)
Interest expense	(177,308)	(185,555)
Amortization of deferred financing costs	(13,022)	(13,952)
Total other income (expenses)	(190,330)	(199,507)

Net Loss	$(559,371)	$(7,176)

Basic and diluted net loss per common share	$(0.10)	$(0.00)

Basic and diluted weighted average common shares used to calculate net loss per common share	5,568,802	4,990,971

Selected Balance Sheet Data	March 31,	December 31,
	2014	2013
Cash and cash equivalents	$12,839,600	$156,273
Accounts receivable	1,325,564	1,009,316
Inventories	297,105	420,924
Total current assets	14,665,053	1,878,258
Total current liabilities	1,063,655	1,628,140
Promissory notes payable, related parties	––	10,603,127
Accrued interest, related parties	––	3,501,610
Total liabilities	1,904,385	16,624,863
Total shareholders' equity (deficiency)	14,077,149	(13,271,521)

Selected Cash Flow Data	Three Months Ended March 31,
	2014	2013
Cash used in operating activities	$(894,126)	$(126,476)
Cash used in investing activities	(18,777)	(33,937)
Cash provided by financing activities	13,596,230	25,458
Net increase (decrease) in cash and equivalents	12,683,327	(134,955)